STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the "Agreement") made and entered into as of the 17th day of September, 2013 by and among the individuals listed in Exhibit A attached hereto, which may be amended to reflect the addition or deletion of stockholders and their purchasers, heirs, and assigns (referred to individually as "Stockholder" and collectively as the "Stockholders" who collectively are all the owners of all of the outstanding shares of the Corporation), and Security State Bancshares, a Delaware corporation with its principal office at 101 South Main Street, Charleston, Missouri 63834 (referred to as the "Corporation").

R E C I T A L S

A.Upon the completion of the merger between the Corporation and Security State Merger Corporation, the Stockholders collectively will own all of the issued and outstanding shares of the common stock of the Corporation (the "Stock").

B.The Corporation plans to elect to be treated as an S corporation (referred to as an "S Election") under Section 1361(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Stockholders and the Corporation desire to provide for the preservation of the S Election.

Therefore, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Transfers During Life.

1.1 Restrictions on Voluntary Transfers.  Except for a Permitted Transfer as defined in Section 1.2, no Stockholder shall sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, bequeath, or otherwise dispose of any shares of the Stock or any interest in any shares of the Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose (“Invalid Transfer”).

1.2Permitted Transfers.  A “Transfer” shall mean any transfer, whether outright or as security, inter vivos or testamentary or through intestacy, with or without consideration, voluntary or involuntary, and whether or not by operation of law, or pursuant to a decree of divorce, of all or any part of any right, title or interest (including but not limited to voting rights) in or to any Stock.  As long as the Corporation has an S Election in effect, for all purposes of this Agreement, the term “transfer” shall include any event that changes the identity of any Stockholder of the Corporation for purposes of Section 1361(b) of the Code.  A “Permitted Transfer” shall mean:

(a)any Transfer by one stockholder to such stockholder’s spouse; or

(b)any Transfer by a stockholder to a family member or other transferee who qualifies as a “Member of the Family” under Code Section 1361(c)(1)(B), so that the transferee will not be considered as an additional shareholder of the Corporation for Subchapter S purposes under Code Section 1361(c)(1)(A); or

(c)any Transfer by one Stockholder to any other individual or Trust that qualifies as a Subchapter S Shareholder under Code Section 1361, provided the recipient’s receipt of such shares will not result in a termination of the Company’s S Election and provided written notice is furnished to the Company at least ten (10) days prior to such transfer; or

(d)any Transfer by a Stockholder to the Company; or

(e)any Transfer by one Stockholder to any other Stockholder who is an original party to this Agreement, with the exception that additional shares may not be transferred into an existing Individual Retirement Account (IRA) that is a Corporation Stockholder unless otherwise permitted by law; or

(f)a pledge or hypothecation of all or any part of the Stock as security for a loan by a Stockholder with any third-party lender or a pledge or hypothecation of any party of the Stock of Focus Bank by the Company with a commercial bank or other lending institution regularly engaged in the business of making loans; provided that both of the following conditions are satisfied:

(1)Agreement by Pledgee.

The Stockholder shall, prior to pledging, encumbering or granting a security interest in any shares of Corporation stock, provide notice to the Corporation of such proposed pledge, encumbrance, or grant of a security interest, and provide the Corporation with the pledgee’s or secured party’s agreement in writing, substantially in the form of Exhibit D attached hereto, that such pledgee will not obtain legal ownership of such pledged shares so as to terminate the Company’s S Election and that any sale or other disposition of such shares of Stock shall be subject to all of the restrictions and conditions contained in this Agreement; and

(2)Agreement as to Default.

The pledgor and pledgee (by their execution of Exhibit D) shall be deemed to have agreed in writing that any default with respect to the loan shall be treated under this Agreement as an offer by the pledgor ("Defaulting Stockholder") to sell all (but not less than all) of the Stock pledged.

Provided, however, that no disposition to any person or entity which is not presently bound by this Agreement shall be Permitted Transfer unless the transferee shall be a qualified Subchapter S shareholder under Code Section 1361 and prior to the transfer, shall have executed a Supplemental Signature Page to this Agreement. All parties agree that upon execution and acceptance of a Supplemental Signature Page, in the form attached as Exhibit B, this Agreement shall be amended and the transferee shall have the rights and obligations of a Stockholder under this Agreement.  In addition, no Stockholder purchase option provided in this Agreement shall be deemed to permit an IRA Stockholder to acquire additional shares of Corporation stock unless otherwise permitted by law, so as to preserve the Corporation’s Subchapter S election.  No shares shall be transferred to a Qualified Subchapter S Trust (“QSST”) or Electing Small Business Trust (“ESBT”) unless a valid QSST or ESBT election is filed with the IRS.

2.Other Transfers and Defaults.

2.1Involuntary Transfer, Bankruptcy, or Default.  If any Stockholder (including any permissible transferee under Section 1.2 of this Agreement), at any time during the period of ownership of any shares of the Stock, becomes bankrupt, insolvent, or files any debtor's proceedings, or takes or has taken against him any proceeding of any kind under any provisions of any applicable bankruptcy or insolvency law seeking any readjustment, arrangement, composition, postponement, or reduction of debts, liabilities, or obligations (in the case of an involuntary proceeding, which is not dismissed or removed within 60 days), or is subject to any transfer of any interest in any shares of the Stock by operation of law (including without limitation transfer by divorce or foreclosure on a pledge) (other than a transfer permitted under Section 1.2) or commits any breach of the agreements or provisions contained in this Agreement (the occurrence of any such event being referred to as a "Default"), the Corporation and the Stockholders shall have the option to purchase all or any shares of the Stock owned by such Stockholder in Default.  Such purchase option shall be one remedy for such Default, without prejudice to any other right or remedy which the Corporation or any other person may have under law or pursuant to this Agreement.

2.2Permitted Transfers at Death.  Any shares of the Stock held by a Stockholder at date of death may be transferred, except to the extent the transfer would result in an Invalid Transfer.

3.Restriction on IRA Stockholders.  Nothing provided in this Agreement shall be deemed to permit an IRA Stockholder to acquire additional shares of Corporation stock unless otherwise permitted by law so as to preserve the Corporation’s Subchapter S Election.

4.Certification.  Prior to making any Permitted Transfer (other than a transfer to the Corporation or to any existing Stockholder) the transferring Stockholder shall obtain from the Corporation a written certification that neither such transfer nor any transaction contemplated with respect to such transfer (including, without limitation, the foreclosure of any lien or encumbrance or, in the case of a transfer in trust, the termination of such trust or the taking of any action by any beneficiary of such trust) will or may result in the termination of the Corporation's S Election.  The Corporation may require, as a condition to any such certification to be provided by the Corporation under this Section 4, (a) a legal opinion of counsel of its choice as to the matters to be contained in such certification, satisfactory in form and substance to the Corporation, (b) arrangements satisfactory to the Corporation to ensure that any transferee shall take any actions necessary to maintain the Corporation's S Election (including, without limitation, with respect to any transfer in trust, the timely filing of an election to treat such trust as a QSST or an ESBT, if applicable), and (c) a certificate from any proposed transferee in form and substance satisfactory to the Corporation pursuant to which the proposed transferee represents, warrants, and covenants as to the matters set forth in Section 6 and agrees to become a party to and be bound by all the terms and conditions of this Agreement as if such proposed transferee were a Stockholder at the time of execution of this Agreement, effective upon the acquisition by the proposed transferee of any interest in any shares of the Stock.

5.Other Actions.  The Corporation and the Stockholders agree that the Corporation shall maintain its Federal income tax status as an S corporation until the Stockholders agree to terminate such status.  No Stockholder shall take any action which would result in the termination of the Corporation's S Election without the prior written consent of persons holding a majority of the issued and outstanding shares of the Corporation's voting common stock.  The Corporation shall not issue more than one class of stock, as defined in Internal Revenue Code Section 1361(C)(4), and shall not take any other action which would result in termination of the Corporation's S Election without the prior written consent of persons holding a majority of the issued and outstanding shares of the Corporation's voting common stock.

6.Representations and Warranties of Stockholders.  Each Stockholder represents and warrants to each of the other parties that such Stockholder is either (i) an individual who is not a nonresident alien; (ii) an estate; or (iii) a trust described in Section 1361(c)(2)(A)(i) of the Code (or treated as so described by reason of Section 1361(d) of the Code) or otherwise permitted as a Qualified Subchapter S shareholder under the Code; or (iv) a permitted IRA stockholder.  With respect to any trust which is a Stockholder, the representations and warranties under this Section 6 shall be made by the beneficiary who is treated as the owner of such trust under Section 1361 of the Code.  Each Stockholder further represents, warrants, and covenants that, upon issuance of shares of the Stock to such Stockholder, such Stockholder will be the true owner in interest of such shares owned by such Stockholder, that such Stockholder will not hold any such shares as agent for any other Person, and that such Stockholder is not (a) a resident of or subject to the laws of any jurisdiction having laws governing community property or having adopted, in whole or in part, the Uniform Marital Property Act (unless the spouse of such Stockholder has executed and delivered the Stockholders Agreement, IRS Form 2553, such other documents and certificates as the Corporation requests, and, in the case of any beneficiary of a QSST, has executed and delivered a Qualified Subchapter S Trust Election), or (b) the holder of any such shares as tenant in common, joint tenant, or tenant by the entirety with any other Person (unless the other Person is an individual who has executed and delivered the Stockholders Agreement, IRS Form 2553, such other documents and certificates as the Corporation requests), trust, unincorporated association, joint venture, or other entity.

7.Endorsement on Stock Certificates.  Upon the execution of this Agreement, all certificates for shares of the Stock owned by the Stockholders shall have an endorsement included or attached with the following legends:

"The right to transfer, sell, exchange, give, pledge, encumber, or otherwise dispose of shares of stock represented by this certificate is restricted in accordance with a Stockholders Agreement among the Corporation and all of its Stockholders dated _________, a copy of which is on file at the office of the Corporation.  No transfer or hypothecation of any share represented by this certificate shall be valid unless made in accordance with the terms of this Agreement.  And any attempted transfer in violation of the terms of such Agreement is void and of no force or effect.

The Shares represented by this certificate cannot be sold, transferred or encumbered unless a registration statement under the Securities Act of 1933 is in effect with respect to these Shares, or the Corporation has received an opinion of counsel who is satisfactory to the Corporation that such registration is not required."

All certificates of Stock which are issued or reissued after execution of this Agreement shall bear the same endorsement.

8.Enforcement Provisions.  If any transfer of shares of the Stock is attempted contrary to the provisions of this Agreement, the Corporation and the Stockholders shall have the right to purchase such Stock from the transferring Stockholder or his purported transferee, at any time before or after the purported transfer, for the same consideration as the attempted transfer that is contrary to the provisions of this Agreement.  Due to the fact that the stock subject to this Agreement is not readily marketable, and the transfer of any shares of the Stock or any interest therein may result in the termination or revocation of the Corporation's S Election, the parties recognize and acknowledge that irreparable damage may result in the event that this Agreement is not specifically enforced.  Accordingly, if any dispute arises regarding the transfer of any shares of the Stock, the parties agree that any party shall be entitled, without showing actual damage, to a temporary or permanent injunction restraining such transfer pending determination of such controversy and that no bond or other security shall be required in connection with such action.  If any dispute arises concerning the rights or obligations of any party under this Agreement, including, but not limited to, the right of any party to transfer any shares of the Stock, such right or obligation shall be enforceable by a decree of specific performance.  The Corporation also may refuse to recognize any purported transferee as a Stockholder and may continue to treat the transferor as a Stockholder for all purposes, including, with limitation, for purposes of distribution and voting rights, until all applicable provisions of this Agreement have been complied with. Following tender of the purchase price by the Corporation, the Corporation may for all purposes treat any shares to be purchased by it as having been redeemed and the certificates for such shares as having been cancelled.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  If any person shall institute any action or proceeding to enforce the provisions of this Agreement, any person subject to this Agreement against whom such action or proceeding is brought hereby waives the claim or defense that the person instituting the action or proceeding has an adequate remedy at law, and no person shall in any action or proceeding put forward the claim or defense that an adequate remedy at law exists.  A defaulting party (or one who threatens to default) must pay a non-defaulting party's attorney fees and expenses incurred or paid by the non-defaulting party as a result of a Default or threatened Default.

9.Inadvertent Termination; Indemnification.  If any Stockholder makes any transfer or takes any other action that causes termination of the Corporation's S Election, the Board of Directors may direct the appropriate officers of the Corporation to attempt to obtain a waiver from the Internal Revenue Service of the terminating event on grounds of inadvertency or to commence the appropriate procedure to obtain approval from the Internal Revenue Service to file a new election to be treated as an S corporation before the 5-year waiting period after termination of an S Election has expired. In the event of a termination of the Corporation’s S Election, other than pursuant to the affirmative vote of a majority of the stockholders, if the Corporation desires that it continue its S Election thereafter, upon the request of the Corporation, each Stockholder shall join in an effort to obtain from the Internal Revenue Service (the “Service”) a waiver of the terminating event on the ground of inadvertence, and each Stockholder shall take such steps and make such adjustments pursuant to Section 1362(f) of the Code.  Each Stockholder irrevocable appoints the Corporation as its attorney-in-fact to sign any consent the Corporation deems necessary under the Code .   If the Corporation attempts to obtain approval from the Internal Revenue Service to retain its S corporation status or to file a new S Election after an inadvertent termination, the Stockholder responsible for termination of the Corporation's S Election shall bear all expenses, including, without limitation, attorneys' fees, associated with such procedure.  If the Corporation is unsuccessful in obtaining approval from the Internal Revenue Service to retain its S corporation status after an inadvertent termination, the Stockholder responsible for termination of the Corporation's S Election as a result of a transfer or other action in violation of this Agreement shall indemnify and hold harmless the Corporation and the other Stockholders from all loss, cost (including attorneys' fees), and expenses (including additional income taxes, interest, and penalties) resulting from the termination of the Corporation's S Election.  This indemnification shall include, but shall not be limited to, any additional Federal and state income taxes payable by the Corporation and the other Stockholders in excess of the Federal and state income tax liability that would have been paid by them if the Corporation's S Election had not been terminated.

10.Termination of Election.  Nothing in this Agreement shall be construed to prevent the Corporation or persons holding a majority of the Corporation's voting common stock from terminating the Corporation's S Election, if the Corporation's directors determine that such termination is desirable.

11.Distributions.   As long as the Corporation has an S Election in effect, the Corporation agrees that, for each taxable year, it shall distribute to each Stockholder an amount of cash in the minimum amount of such Stockholder's proportionate share of the Corporation's income taxable to its Stockholders for such taxable year multiplied by the sum of the combined maximum Federal income tax rate and the maximum Missouri state income tax rate applicable to such income; provided, however, that no such distribution shall be made to the extent that the Corporation determines that funds are not legally available for such distribution or there are regulatory restrictions on the ability of the Corporation to pay dividends.  The Corporation's determination of the minimum amount of cash to be distributed to each Stockholder pursuant to this Section 11 shall be binding and conclusive on all of the Stockholders.  Such distribution to each Stockholder shall be made on a quarterly basis, an annual basis or at such other intervals as determined by the Board of Directors.  Nothing in this Section 11 shall be construed to prevent the Corporation from making distributions to any Stockholder more frequently than or in amounts larger than the minimum required distributions provided in this Section 11.  If Delaware state law prohibits a distribution or the business requirements prohibit a complete distribution under this Section 11, the Corporation shall make the distribution referred to in this Section 11 as soon as the Corporation is financially and legally able to do so.

12.Allocation of Income.  Upon the transfer of any shares of the Stock, each of the parties agrees to consent, upon the request of the transferor and to the extent allowed by the Code and the regulations thereunder, to determine the transferor's share of any item for Federal tax purposes as if the taxable year of the Corporation had ended on the day of such transfer.

13.Attorneys-In-Fact.  Each Stockholder hereby irrevocably appoints each person who may from time to time serve as President or Treasurer of the Corporation as his attorney-in-fact with specific authority to execute, acknowledge, swear to, file, and deliver all consents, elections, instruments, certificates, and other documents and to take any other action requisite to carrying out the intention and purpose of this Agreement.  The attorney-in-fact also shall have the authority to represent all of the Stockholders in an audit of the Corporation by the Internal Revenue Service and to file an election on behalf of all of the Stockholders to avoid the presumption that distributions made by the Corporation to the Stockholders during any taxable year shall be treated as being made from the Corporation's accumulated adjustments account before accumulated earnings and profits as provided in Section 1368(e) of the Code.  The foregoing powers shall be deemed powers coupled with an interest in recognition of the fact that each of the parties will be relying on the power and authority of the Corporation's officers to take all actions necessary or appropriate to preserve the Corporation's S Election and to carry out the other provisions of this Agreement.

14.Conflicts of Interest.   The parties agree and acknowledge that each of the Stockholders may serve as officers, directors, or in other fiduciary positions with respect to other corporations, partnerships, and business ventures, and that the relationship of the parties as officers, directors and Stockholders of the Corporation shall in no way preclude or prohibit such activities notwithstanding that such activities may constitute a conflict of interest or may appear to result in a breach of duty of loyalty to the Corporation.

15.Termination of Agreement.  This Agreement shall terminate upon the first to occur of the following events:

(a) cessation of the Corporation's business, whether by sale of all or substantially all of the assets, merger, liquidation, or otherwise;

(b) bankruptcy, receivership, or dissolution of the Corporation;

(c) the agreement by all of the Stockholders of the Corporation who are at that time bound by the terms of this Agreement.

16.  Effect of Termination of Agreement.  Upon the termination of this Agreement, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination.  Upon termination, each

Stockholder shall surrender to the Corporation all certificates representing the shares owned by him, and the Corporation shall issue to each such Stockholder new certificates for an equal number of shares without the applicable legend set forth in Section 7 of this Agreement.

17.No Partnership Created.  The parties to this Agreement do not intend to create by this Agreement a partnership or agency relationship among them, and it is expressly agreed by the parties that no such partnership or other agency relationship is, or shall be deemed to have been, created by this Agreement, and except as expressly set forth in this Agreement, no party shall by reason of this Agreement have the power or authority to bind any other party contractually or otherwise and no party shall be responsible or liable for the actions or omissions of any other party, whether acting pursuant to this Agreement or otherwise.

18.Applicability.  The terms of this Agreement shall apply to all stock in Security State Bancshares. and any successor to such Corporation, currently outstanding or issued by the Corporation after the date of execution of this Agreement.

19.Waivers.  No assent, express or implied, by the Corporation or any Stockholder to any breach in or default of any agreement or condition contained in this Agreement on the part of any other Stockholder shall constitute a waiver of or assent to any succeeding breach in or default of the same or any other agreement or condition of this Agreement.

20.Notices; Time.  All notices given under this Agreement must be in writing.  All periods of time shall begin or end, as the case may be, on the day a notice is personally delivered to any recipient or on the date of mailing by first-class mail, postage prepaid, addressed to the recipient at his or her last known mailing address.  In computing the period of days, the date of personal delivery or date of mailing of a notice shall be included.  Any party may waive, in writing, any notice required to be given pursuant to this Agreement, whether before or after the required notice.

21.Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties, their respective heirs, devisees, legal representatives, successors, and assigns.  Any transferee of shares of the Stock subject to this Agreement shall remain subject to all of the terms and conditions of this Agreement, shall (if he or she has not already done so) sign this Agreement, and shall make no further transfer of any such shares of the Stock except as provided in this Agreement.  No party shall have the right to assign this Agreement, or any interest under this Agreement, without the prior written consent of the other parties.

22.Section Headings.  The section headings contained in this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of the text of this Agreement.

23.Governing Law; Severability.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.  If any provision of this Agreement is unenforceable or invalid for any reason, the remainder of this Agreement shall continue in effect.  The parties agree that the rights of the Corporation to purchase its stock contained in this Agreement are subject to the restrictions contained in the Delaware General Corporation Law and such pertinent lawful restrictions as are now or may hereafter become effective.  If, for any reason the Corporation should be prohibited from exercising such rights, the remaining provisions of this Agreement shall remain in full force and effect.

24.Entire Agreement; Amendment.  It is agreed that as a material consideration for the execution of this Agreement there are and were no oral or written representations, agreements, or promises pertaining to the subject matter of this Agreement not incorporated in writing in this Agreement.  This Agreement supersedes all other agreements, if any, among the parties relating to the Stock of the Corporation and sets forth all agreements among them relating to such Stock.  Neither this Agreement nor any of its terms, conditions, representations, or warranties can be terminated, amended, waived, or extended except by an appropriate written instrument duly executed by the parties.

25.Covenant Not to Divulge Confidential Information.Each Stockholder covenants not to divulge or use any confidential information of the Corporation except for the Corporation's benefit.

26.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute the same document.

27.Further Acts.Each party agrees to perform any further acts and to execute and deliver any instruments or documents that may be necessary or reasonably deemed advisable to carry out the purposes of this Agreement.

28.Offset of Purchase Price.  Notwithstanding anything to the contrary in this Agreement, if a Stockholder, at the time of redemption, is indebted to the Corporation, or any subsidiary of the Corporation, the purchase price to be paid under this Agreement may be offset by the amount of the indebtedness at the option of the Corporation, and the amount of the indebtedness shall be accordingly reduced.

29.Sale of the Corporation.  Nothing in this Agreement shall be construed to affect in any way the right of any Stockholder to vote his/her shares for or against any transaction which would involve the sale of all of the stock or substantially all of the assets of the Corporation to another person or entity or the merger or consolidation of the Corporation with or into another person or entity, and no such vote shall constitute a violation of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Agreement individually or through their duly authorized representatives to be effective as of the date first above written.

SECURITY STATE BANCSHARES

ATTEST:a Delaware corporation

                                                                                                     By:

                                              , Secretary                                      Printed Name:

Title:

Stockholder

Printed Name

Address:

Marital Status:

Spouse’s Signature*

Name

Address:

*The spouse of the stockholder is signing this Agreement, not as an owner, but to indicate consent under applicable community property laws.

EXHIBIT A

Name of StockholderNumber of Shares

1

EXHIBIT B

SUPPLEMENTAL SIGNATURE PAGE

TO

SECURITY STATE BANCSHARES, INC. STOCKHOLDERS AGREEMENT

Pursuant to Section 1.2 of the Bancshares Stockholders Agreement dated _____________, 2013, the undersigned agrees to be bound as "Stockholder" under that Agreement.

Dated: ____________________

Printed Name

Address:

Social Security Number:

Marital Status:

Spouse’s Signature*

Printed Name

Accepted:

______________________________

By:____________________________________

President

*The spouse of the shareholder is signing this Agreement, not as owner, but to indicate consent under applicable community property laws.

1

EXHIBIT C

TO

SECURITY STATE BANCSHARES SHAREHOLDERS’ AGREEMENT

TRANSFER NOTICE

(DATE)

Chairman of the Board of Directors

Security State Bancshares

____________________

____________________

Dear Sir:

The undersigned shareholder of Security State Bancshares (the “Corporation”) hereby provides notice of his/her intention to transfer (the “Proposed Transfer”) shares of common stock of the Corporation (the “Shares”) in accordance with the requirements of the Shareholders’ Agreement.  The terms of the Proposed Transfer are as follows:

1.The name and address of the proposed transferee is:

2.The proposed transferee is:

_____ an individual who is not (and, if applicable, whose spouse is not) a non-resident alien.

_____ an entity (describe type of entity)

3.The number of Shares proposed to be transferred is

4.The proposed purchase price to be paid for the shares is

5.The proposed transfer is to take effect on

6.The undersigned may be notified at the following address and telephone number:

Sincerely,

Printed Name

1

EXHIBIT D

TO

SECURITY STATE BANCSHARES, INC. SHAREHOLDERS’ AGREEMENT

ACKNOWLEDGEMENT AND AGREEMENT OF PLEDGEE

The undersigned pledgee (“Pledgee”) of shares of common stock of Security State Bancshares, Inc. (the “Corporation”) hereby acknowledges that the shares of common stock of the Corporation pledged or to be pledged to the Pledgee (the “Pledged Shares”) are subject to the provisions of that certain Shareholders’ Agreement, as amended from time to time (the “Shareholders’ Agreement”), a copy of which has been furnished to the Pledgee who acknowledges receipt thereof.  Pledgee further acknowledges that pursuant to the provisions of the Shareholders’ Agreement, the Pledged Shares are subject to certain restrictions on the sale, transfer or other disposition thereof and acknowledges that the Shareholders’ Agreement prohibits a transfer of the Pledged Shares to the Pledgee.

Pledgee hereby agrees (i) to hold the Pledged Shares subject to the Shareholders’ Agreement and the restrictions and conditions contained therein, (ii) it will not obtain legal ownership of such Shares, and (iii) not to receive, sell, transfer or otherwise to dispose of the Pledged Shares except in accordance with the provisions of the Shareholders’ Agreement.

Dated this _____ day of _______________, _____.

PLEDGEE

Printed Name

Title (if applicable)

1